EXHIBIT 99.1

Pioneer Announces 2007 First Quarter Results

HOUSTON, May 9, 2007 (PRIME NEWSWIRE) -- Pioneer Companies, Inc. (Nasdaq:PONR) today reported net income of $7.2 million, or $0.61 per diluted share, on revenues of $122.4 million for the three months ended March 31, 2007. This compares to net income of $16.1 million, or $1.35 per diluted share, on revenues of $134.9 million for the first quarter of 2006.

Revenues for the first quarter of 2007 decreased by $12.4 million, or approximately 9%, compared to the same period in 2006, which resulted primarily from lower average ECU netback prices during the 2007 period. Sales of chlorine and caustic soda decreased by $11.2 million, with a decrease of $13.1 million from lower prices, offset by an increase of $1.9 million mainly from higher caustic soda volumes. Revenues during the first quarter of 2007 were also impacted by $1.9 million of lower sales of bleach and hydrochloric acid due to lower volumes and prices, which were offset by an increase of $0.7 million from sales of our other products.

Pioneer's average electrochemical unit, or ECU, netback during the first quarter of 2007 was $522, which was $12 lower than the average ECU netback of $534 during the preceding quarter, and $94 lower than the average ECU netback of $616 in the first quarter of 2006. For the month of April 2007, our average ECU netback was approximately $540.

Pioneer's ECU production was 166,426 ECUs in the first quarter of 2007, as compared to 172,309 ECUs in the fourth quarter of 2006 and 165,359 ECUs in the first quarter of 2006. Pioneer's ECU production in the first quarter of 2007 was approximately 93% of its production capacity for the quarter.

Cost of sales decreased by $0.6 million, or less than 1%, to $99.1 million for the three months ended March 31, 2007 as compared to the same period in 2006. In the 2007 period, our cost of sales included a decrease in variable product costs of $4.9 million, an increase in fixed costs of $2.0 million, and higher transportation costs of $2.3 million as compared to the same period in 2006. The decrease in variable product costs of $4.9 million was due primarily to lower production costs of $4.9 million from decreased electricity and steam prices, which were partially offset by higher salt costs. The decrease was also due to lower purchase-for-resale costs for our products of $1.3 million.

The increase in fixed costs of $2.0 million primarily included higher costs of $2.0 million due to the timing of plant maintenance projects, other maintenance costs of $1.0 million, and higher employee related costs of $0.6 million. These increases were offset in part by lower utilities costs of $1.4 million, mostly at Pioneer's Becancour, Quebec and Henderson, Nevada plants. Pioneer incurred lower steam costs at its Becancour plant during the first quarter of 2007 due to a long-term contract signed in the third quarter of 2006 to purchase steam from a nearby cogeneration facility at a rate significantly lower than the prior cost incurred to produce steam internally. The Henderson plant also experienced lower utilities costs in the first quarter of 2007. The increase in transportation costs of $2.3 million includes higher freight costs due to increased rates, increases for rail car rentals and the costs of Pioneer's in-house trucking operations.

Selling, general and administrative expenses increased by $1.2 million, or approximately 15%, to $9.3 million for the three months ended March 31, 2007, as compared to the three months ended March 31, 2006. A material portion of the increase resulted from the change in the bad debt allowance of $0.7 million between the first quarter of 2007 and the first quarter of 2006. For the first quarter of 2007, the bad debt allowance had increased slightly by $0.1 million, but in the same quarter of 2006, the bad debt allowance had decreased by $0.6 million due to improvements in the financial condition of certain customers. The remaining increase of $0.5 million in SG&A expenses pertained to other miscellaneous costs.

During the first quarter of 2007, Pioneer issued $120.0 million aggregate principal amount of 2.75% Convertible Senior Subordinated Notes due 2027, which included net proceeds of approximately $115.7 million after deducting commissions and offering expenses of approximately $4.3 million. Pioneer also redeemed $25.0 million of its 10% Senior Notes, and paid a related prepayment premium of $0.6 million, which reduced the balance at March 31, 2007 of its outstanding 10% Senior Notes to $75.0 million. Further, there were no borrowings under Pioneer's revolving credit facility in the first quarter of 2007.

In April 2007, Pioneer used a portion of the proceeds from the Convertible Notes to redeem the remaining $75.0 million balance of the 10% Senior Notes. The note holders were paid the aggregate amount of $79.3 million which included a redemption premium of 2.5% of the redeemed principal amount, or $1.9 million, and interest accrued to the date of payment. The financial impact of the April 2007 redemption will be reflected in Pioneer's consolidated financial statements in the second quarter of 2007.

Interest expense was $2.1 million for the three months ended March 31, 2007, compared to $2.7 million for the same period in 2006. The decrease in interest expense of $0.6 million was due to a lower debt balance during the 2007 period resulting from the voluntary redemption of $25.0 million of principal balance of 10% Senior Notes in January 2007. Interest income was $1.3 million for the three months ended March 31, 2007, compared to $0.3 million for the same period in 2006. The increase in interest income of $1.0 million resulted from a higher average cash balance during the 2007 period.

Other expense, net of $1.1 million in the first quarter of 2007 included a loss on debt extinguishment of $0.6 million related to the redemption premium payment for the voluntary redemption of $25.0 million in principal amount of the 10% Senior Notes in January 2007. Also included was a currency exchange loss of $0.5 million, which resulted from an increase in the rate at which Canadian dollar denominated amounts were converted into U.S. dollar balances. The 2006 first quarter period included a currency exchange gain of $0.2 million in addition to a loss on debt extinguishment of $2.5 million related to the redemption premium payment for the voluntary redemption of $50.0 million in principal amount of the 10% Senior Notes in January 2006.

Income tax expense for the quarter ended March 31, 2007 was $5.0 million, compared to $6.7 million in the first quarter of 2006.

At March 31, 2007, Pioneer had $206.1 million of cash, and borrowing availability under our revolving credit facility of $20.7 million, which was net of $9.3 million in outstanding letters of credit.

Michael Y. McGovern, Pioneer's Chairman, President and Chief Executive Officer, stated, "The first quarter of 2007 included two important milestones for the long-term direction of Pioneer. In January, we announced the expansion and conversion of our St. Gabriel, Louisiana plant. This project, which we estimate will cost $142 million, lays an important cornerstone for Pioneer's future. When the project is completed, which is anticipated to be in the fourth quarter of 2008, we believe that it will provide both strategic and financial benefits. Those benefits include allowing us to meet the needs of our nearby customers for chlorine delivered by pipeline at a competitive delivered price, and significantly lowering our production costs."

Mr. McGovern continued, "The convertible notes financing marks the second important milestone for Pioneer. This financing, together with cash on hand and anticipated cash flow, is expected to enable us to fund the expected capital costs for our St. Gabriel expansion. In addition, we believe this financing will provide us with the financial flexibility to pursue other growth opportunities, including internal capital projects related to our other plants as well as other external opportunities. We will remain focused, however, on diligently pursuing only those opportunities that we believe will create shareholder value for our company. With this important financing behind us, we look forward to our future."

Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

Pioneer has filed its quarterly report on Form 10-Q for the quarter ended March 31, 2007, and has posted it to its Internet web site. Other information and press releases of Pioneer can be obtained from its Internet web site at www.piona.com.

Pioneer will conduct a teleconference on May 11, 2007, at 10:00 a.m. CDT in order to discuss its financial results for the first quarter of 2007. To access the webcast of the conference call, please log on to www.piona.com and go to Investors and then to Conference Calls. To listen to the live webcast, please go to this website approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live webcast, a replay will be available shortly after the call on the web site.

Individuals who are interested in listening to the conference call may call (866) 290-0882 at approximately 10:00 a.m. CDT. A telephonic replay will be available from 1:00 p.m. CDT on Friday, May 11, 2007 through 10:59 p.m. CDT on Wednesday, May 16. To access the replay, please call (888) 203-1112. Please enter the following ID Number: 4240614.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the cyclical nature of the markets for Pioneer's products and raw materials, the fluctuations in demand and prices for Pioneer's products and raw materials, increases in energy prices, Pioneer's access to and the cost of rail transportation, Pioneer and industry production volumes, competitive prices, and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

                       PIONEER COMPANIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (unaudited, in thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                               -----------------------
                                                  2007          2006
                                               ---------     ---------
 Revenues                                      $ 122,441     $ 134,872
 Cost of sales                                   (99,051)      (99,638)
                                               ---------     ---------
 Gross profit                                     23,390       35,234

 Selling, general and administrative
  expenses                                        (9,283)       (8,079)
 Gain on asset dispositions and other, net            49           312
                                               ---------     ---------
 Operating income                                 14,156        27,467

 Interest expense                                 (2,082)       (2,729)
 Interest income                                   1,325           263
 Other expense, net                               (1,124)       (2,290)
                                               ---------     ---------
 Income before income taxes                       12,275        22,711

 Income tax expense                               (5,030)       (6,661)
                                               ---------     ---------
 Net income                                    $   7,245     $  16,050
                                               =========     =========

 Net income per share:
 Basic                                         $    0.61     $    1.36
 Diluted                                       $    0.61     $    1.35

 Weighted average number of shares
   outstanding:
 Basic                                            11,804        11,761
 Diluted                                          11,880        11,864

                       PIONEER COMPANIES, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                      (unaudited, in thousands)

                                                March 31,  December 31,
                                                  2007        2006
                                                --------    --------
                               Assets

 Current assets                                 $292,683    $204,125
 Property, plant and equipment, net              148,380     152,784
 Other assets, net                                 5,046       1,850
 Excess reorganization value over the fair
  value of identifiable assets                    84,064      84,064
                                                --------    --------
 Total assets                                   $530,173    $442,823
                                                ========    ========

                 Liabilities and stockholders' equity

 Current liabilities                            $121,186    $ 60,572
 Long-term debt, less current portion            121,760     101,761
 Employee benefit and other long-term
   liabilities                                    94,985      95,670
 Total stockholders' equity                      192,242     184,820
                                                --------    --------
 Total liabilities and stockholders' equity     $530,173    $442,823
                                                ========    ========

                        PIONEER COMPANIES, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)

                                                  Three Months Ended
                                                      March 31,
                                               -----------------------
                                                  2007          2006
                                               ---------     ---------
 Operating activities:
   Net income                                  $   7,245     $  16,050
   Adjustments to reconcile net income to
     net cash flows from operating activities:
   Depreciation and amortization                   6,131         6,030
   Provision for (reduction of) allowance
     for doubtful accounts receivable                122          (674)
   Deferred tax expense                              155           742
   Gain on disposal of assets                        (89)         (312)
   Currency exchange loss (gain)                     499          (153)
   Loss on early debt extinguishment                 625         2,500
   Stock-based compensation expense                   93           378
   Accretion of asset retirement obligations         231            76
   Net effect of changes in operating
     assets and liabilities
                                                 (10,328)       (4,953)
                                               ---------     ---------
     Net cash flows from operating activities      4,684        19,684
                                               ---------     ---------
 Investing activities:
   Capital expenditures                           (3,663)       (3,087)
   Proceeds from disposal of assets                  222           132
                                               ---------     ---------
     Net cash flows used in investing
       activities                                 (3,441)       (2,955)
                                               ---------     ---------
 Financing activities:
   Payment of premium on early debt
     extinguishment                                 (625)       (2,500)
   Proceeds from issuance of Convertible
     Notes                                       120,000            --
   Debt issuance costs                            (3,973)           --
   Repayments of long-term debt                  (25,758)      (51,135)
   Proceeds from issuance of stock, net               --           218
                                               ---------     ---------
     Net cash flows from (used in) financing
       activities                                 89,644       (53,417)
                                               ---------     ---------
 Effect of exchange rate changes on cash              10           (17)
                                               ---------     ---------
 Net change in cash and cash equivalents          90,897       (36,705)
 Cash and cash equivalents at beginning of
   period                                        115,216        62,790
                                               ---------     ---------
 Cash and cash equivalents at end of
   period                                      $ 206,113     $  26,085
                                               =========     =========

CONTACT:  Pioneer Companies, Inc.
          Gary Pittman
          (713) 570-3200